Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds

U.S. Registered Funds (Name of Fund, Aladdin Ticker):
Transamerica Partners Balanced Portfolio   (TRANS-CORE)
BlackRock Total Return Portfolio (Ins - Series)   (BVA-TR)
BlackRock Total Return V.I. Portfolio (Ins - Var Ser)   (BVA-BF)
Transamerica Multi-Managed Balanced Portfolio   (TA-CORE)
BlackRock Balanced Capital Portfolio (FI) (Ins - Series) (BCS_F)
Transamerica Multi-Managed Balanced Portfolio VP   (TAP-CORE)
Multimanager Core Bond Portfolio  (AXA-VIP)
Metropolitan Series BlackRock Diversified Portfolio
(Core PLUS Bond)   (METD_B)
Transamerica Partners Core Bond   (DIA-CORE)
BlackRock Core Bond Portfolio   (BR-CORE)
BlackRock Strategic Income Opportunities Portfolio  (BR-SIP)
Master Total Return Portfolio of Master Bond LLC   (MF-BOND)
Metropolitan Series BlackRock Bond Income Portfolio  (MET-BI)


The Offering

Key Characteristics (Complete ALL Fields)

Date of Offering Commencement:
10-17-2012

Security Type:
BND/CORP

Issuer
UnitedHealth Group Incorporated
(2023)

Selling Underwriter
J.P. Morgan Securities LLC

Affiliated
Underwriter(s)
[x] PNC
[ ] Other:

List of
Underwriter(s)
J.P. Morgan Securities LLC, Goldman,
Sachs & Co., Merrill Lynch, Pierce,
Fenner & Smith Incorporated, Morgan
Stanley & Co. LLC, UBS Securities LLC,
Wells Fargo Securities, LLC, Barclays
Capital Inc., BNY Mellon Capital
Markets, LLC, Citigroup Global Markets
Inc., Deutsche Bank Securities Inc., RBS
Securities Inc., U.S. Bancorp
Investments, Inc., BB&T Capital Markets, a division of Scott & Stringfellow, LLC,
BMO Capital Markets Corp., Credit Suisse
Securities (USA) LLC, Fifth Third
Securities, Inc., KeyBanc Capital
Markets Inc., Loop Capital Markets LLC,
PNC Capital Markets LLC

Transaction Details

Date of Purchase
10-17-2012

Purchase Price/Share
(per share / % of par)
$99.842

Total Commission, Spread or Profit
0.450%

1.	Aggregate Principal Amount
Purchased (a+b)
$20,000,000

a.US Registered Funds
(Appendix attached with
individual Fund/Client purchase)
$2,675,000

b.Other BlackRock Clients
$17,325,000

2.	Aggregate Principal Amount of
Offering
$625,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government Securities)
0.032

Legal Requirements

Offering Type (check ONE)

The securities fall into one of the following transaction types (see Definitions):
[x] U.S. Registered Public Offering[Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering[Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities[Issuer must have 3 years of continuous operations]
[ ] Eligible Foreign Offering[Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.

Completed by:
Dillip Behera                           Date: 10-22-2012
Global Syndicate Team Member




Approved by:
Yesenia Peluso                          Date: 10-24-12
Senior Global Syndicate Team Member